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                                                                    Exhibit 21.1

                       Subsidiaries of Insweb Corporation

1.    Strategic Concepts Corporation, a California corporation;

2. InsWeb Insurance Services, Inc., formerly known as Avatar Insurance Services, Inc., a California corporation; and

3.    Benelytics, Inc., a California corporation.